Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES THIRD QUARTER 2020 RESULTS

DALLAS – October 28, 2020 – Capstead Mortgage Corporation (“Capstead” or the “Company”) (NYSE: CMO) today announced financial results for the quarter ended September 30, 2020.

Third Quarter 2020 Summary

•	Recognized GAAP net income of $29.1 million or $0.25 per diluted common share
•	Generated core earnings of $19.9 million or $0.16 per diluted common share, representing an annualized 8.9% return on common equity capital
•	Paid a $0.15 dividend per common share for the fourth consecutive quarter
•	Book value per common share increased $0.01 to $6.80 per common share
•	Agency-guaranteed residential adjustable-rate mortgage (ARM) portfolio ended the quarter unchanged at $8.3 billion
•	Leverage ended the quarter at 7.55 times long-term investment capital

Third Quarter Earnings and Related Discussion

Capstead reported GAAP net income of $29.1 million or $0.25 per diluted common share for the quarter ended September 30, 2020, compared to $22.7 million or $0.19 per diluted common share for the quarter ended June 30, 2020. The Company reported core earnings of $19.9 million or $0.16 per diluted common share for the quarter ended September 30, 2020. This compares to core earnings of $21.9 million or $0.18 per diluted common share for the quarter ended June 30, 2020. See the “Non-GAAP Financial Measures” section of this release for more information on core earnings.

Yields on the Company’s portfolio of agency-guaranteed residential ARM securities averaged 1.85% during the third quarter of 2020, a decrease of 48 basis points from 2.33% reported for the second quarter of 2020. Yields declined due to lower coupon interest rates on acquisitions and on existing loans that reset lower based on prevailing interest rates, as well as higher yield adjustments for investment premium amortization due to higher mortgage prepayment levels. Mortgage prepayments increased during the quarter to an average annualized constant prepayment rate (“CPR”) of 39.97%, compared to 32.89% CPR in the prior quarter. Portfolio leverage was relatively unchanged at 7.55 to one at September 30, 2020 compared to 7.49 to one at June 30, 2020.

The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter and nine months ended September 30, 2020 (dollars in thousands):

	Quarter Ended September 30, 2020	Nine Months Ended September 30, 2020
Residential mortgage investments, beginning of period	$8,327,900	$11,222,182
Portfolio acquisitions (principal amount)	980,740	2,389,333
Investment premiums on acquisitions	40,333	84,902
Portfolio runoff (principal amount)	(1,041,845)	(2,798,666)
Sales of investments (basis)	–	(2,620,297)
Investment premium amortization	(20,056)	(56,135)
(Decrease) increase in net unrealized gains on securities classified as available-for-sale	(12,563)	53,190
Residential mortgage investments, end of period	$8,274,509	$8,274,509
Decrease in residential mortgage investments during the indicated periods	$(53,391)	$(2,947,673)

Rates on Capstead’s secured borrowings, after adjusting for hedging activities, averaged 42 basis points lower at 0.67% during the third quarter of 2020, compared to 1.09% for the prior quarter.  Borrowing rates before hedging activities averaged 0.26% during the third quarter, also a decline of 42 basis points over the prior quarter. The Company continues to benefit from the Federal Reserve’s actions to reduce the Fed Funds rate by a total of 150 basis points during March. Secured borrowings ended the quarter at $7.64 billion.

Notional amounts of secured borrowings-related interest rate swap agreements averaged $4.02 billion during the third quarter of 2020 with fixed swap rates averaging 0.95%. Average fixed swap rates declined 43 basis points from the prior quarter as new swaps were added to hedge acquisitions and replace higher rate swaps at fixed rates of zero to three basis points for two to three years terms reflecting market expectations for a prolonged period of low short-term interest rates. The Company also entered into $500 million in 12-month secured borrowings, lowering swap hedging requirements. At September 30, 2020, the Company held $4.00 billion notional amount of secured borrowings-related interest rate swaps with fixed rates averaging 0.69%, a decrease of $600 million in notional amount and 58 basis points in rate from swaps held on June 30, 2020. The Company’s duration gap, a measure of interest rate risk, decreased from approximately five months at June 30th to four months at quarter end – see page 10 for further information.

Capstead operates a highly efficient, internally-managed investment platform, particularly compared to other mortgage REITs, and has a competitive cost structure relative to a wide variety of high yielding investment vehicles. Operating costs expressed as an annualized percentage of long-term investment capital averaged 1.29% and 1.31% for the quarter and nine months ended September 30, 2020. As an annualized percentage of total assets, operating costs averaged 0.15% and 0.14% during these periods.

Book Value per Common Share

Book value per share as of September 30, 2020 was $6.80, an increase of $0.01 for the quarter. Derivative-related increases in value totaling $0.13 were offset by $0.13 in portfolio-related declines. Capstead’s investment strategy attempts to mitigate risks to book value by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of the Company’s portfolio is expected to be less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration fixed-rate loans. Fair value is impacted by market conditions, including changes in interest rates and the availability of financing at reasonable rates and leverage levels.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “Our third quarter results reflect the stability inherent in our short duration strategy. We declared and paid a $0.15 common dividend for the quarter, which we have now held steady for four quarters. We hold the distinction of being the only publicly-traded mortgage REIT to have maintained its dividend payouts and, more importantly, generated core earnings in excess of these dividends during this challenging time. Book value was stable for the quarter, up $0.01 to $6.80 per common share.

“Portfolio returns remain attractive, despite higher levels of mortgage prepayments spurred by lower prevailing mortgage interest rates, in large part due to declining borrowing costs. On a core earnings basis, the annualized return on our common equity capital was 8.9% this quarter, reflecting overall portfolio returns of approximately 10% before platform costs achieved at leverage levels of around 7.5 times our long-term investment capital. We expect to continue replacing runoff with additional investments in agency-guaranteed ARM securities in the coming quarters.

“We anticipate that mortgage prepayment levels will moderate over time as rates on mortgages underlying the portfolio are reduced by coupon resets and new acquisitions. More immediately, unhedged 30-day borrowing rates are presently less than 25 basis points and rates on related swaps held for hedging purposes continue to decline as existing swaps mature or are replaced at lower levels. The amount of leverage we deploy will be dependent upon the continued attractiveness of investment opportunities and future mortgage prepayment levels.

“For the last 20 years, Capstead has operated as a cost-effective, internally managed REIT that invests in a leveraged portfolio of relatively short duration agency-guaranteed residential ARM securities with the goal of generating attractive risk-adjusted returns over the long-term. For investors seeking risk-adjusted levered returns with a comparably higher degree of safety from interest rate and credit risk, we believe Capstead represents a compelling opportunity that is difficult to find elsewhere in the markets.”

Non-GAAP Financial Measures

Management believes the presentation of core earnings and core earnings per common share, both non-GAAP financial measures, when analyzed in conjunction with the Company’s GAAP operating results, allows investors to more effectively evaluate the Company’s performance and provides investors management’s view of the Company’s economic performance. Management also believes that presenting financing spreads on residential mortgage investments, a non-GAAP financial measure, provides important information for evaluating the performance of the Company’s portfolio, as opposed to total financing spreads, because the non-GAAP measure speaks specifically to the performance of the Company’s investment portfolio.  See the “Reconciliation of GAAP Measures to Non-GAAP Measures” section of this release.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, October 29, 2020 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an archive of the webcast will be available up to the date of our next earnings press release.  An audio replay can be accessed one hour after the end of the conference call, also up to the date of our next earnings press release, by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10148844.

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes.  The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including without limitation, fluctuations in interest rates, the availability of suitable qualifying investments, changes in mortgage prepayments, the availability and terms of financing, changes in market conditions as a result of federal corporate and individual tax law changes, changes in legislation or regulation affecting the mortgage and banking industries or Fannie Mae, Freddie Mac or Ginnie Mae securities, the availability of new investment capital, the liquidity of secondary markets and funding markets, our ability to maintain our qualification as a REIT for U.S. federal tax purposes, our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, and other changes in general economic conditions. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Residential mortgage investments ($8.06 and $10.83 billion pledged at September 30, 2020 and December 31, 2019, respectively)	$8,274,509	$11,222,182
Cash collateral receivable from derivative counterparties	93,329	65,477
Derivatives at fair value	–	1,471
Cash and cash equivalents	229,788	105,397
Receivables and other assets	141,414	125,474
	$8,739,040	$11,520,001
Liabilities
Secured borrowings	$7,644,830	$10,275,413
Derivatives at fair value	46,529	29,156
Unsecured borrowings	98,468	98,392
Common stock dividend payable	15,158	14,605
Accounts payable and accrued expenses	20,226	28,702
	7,825,211	10,446,268
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 10,329 shares issued and outstanding ($258,226 aggregate liquidation preference) at September 30, 2020 and December 31, 2019	250,946	250,946
Common stock - $0.01 par value; 250,000 shares authorized: 96,481 and 94,606 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	965	946
Paid-in capital	1,267,672	1,252,481
Accumulated deficit	(655,008)	(444,039)
Accumulated other comprehensive income	49,254	13,399
	913,829	1,073,733
	$8,739,040	$11,520,001

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,012,297	$1,172,125
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	7.55:1	8.77:1
Book value per common share (based on share of common stock outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$6.80	$8.62

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Interest income:
Residential mortgage investments	$37,592	$77,693	$154,953	$246,600
Other	20	1,065	441	2,087
	37,612	78,758	155,394	248,687
Interest expense:
Secured borrowings	(4,824)	(62,800)	(63,152)	(194,524)
Unsecured borrowings	(1,910)	(1,910)	(5,710)	(5,701)
	(6,734)	(64,710)	(68,862)	(200,225)
	30,878	14,048	86,532	48,462
Other expense:
Gain (loss) on derivative instruments (net)	1,510	(9,221)	(161,177)	(105,720)
Loss on sale of investments (net)	–	–	(67,820)	(1,365)
Compensation-related expense	(1,985)	(566)	(6,519)	(6,147)
Other general and administrative expense	(1,321)	(1,123)	(3,742)	(3,389)
Miscellaneous other revenue (expense)	–	58	(141)	149
	(1,796)	(10,852)	(239,399)	(116,472)
Net income (loss)	29,082	3,196	(152,867)	(68,010)
Less preferred stock dividends	(4,842)	(4,842)	(14,526)	(14,526)
Net income (loss) to common stockholders	$24,240	$(1,646)	$(167,393)	$(82,536)

Basic and diluted net income (loss) per common share	$0.25	$(0.02)	$(1.76)	$(0.95)

Weighted average common shares outstanding:
Basic	95,698	90,945	95,418	86,946
Diluted	96,024	90,945	95,418	86,946

Cash dividends declared per share:
Common	$0.15	$0.12	$0.45	$0.32
Series E preferred	0.47	0.47	1.41	1.41

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF OPERATIONS AND SELECT OPERATING STATISTICS

(in thousands, except per share amounts, percentages annualized, unaudited)

	2020			2019
	Q3	Q2	Q1	Q4	Q3
Quarterly Statements of Operations:
Interest income:
Residential mortgage investments	$37,592	$48,133	$69,228	$73,617	$77,693
Other	20	22	399	666	1,065
	37,612	48,155	69,627	74,283	78,758
Interest expense:
Secured borrowings	(4,824)	(13,055)	(45,273)	(51,688)	(62,800)
Unsecured borrowings	(1,910)	(1,900)	(1,900)	(1,910)	(1,910)
	(6,734)	(14,955)	(47,173)	(53,598)	(64,710)
	30,878	33,200	22,454	20,685	14,048
Other (expense) income:
Gain (loss) on derivative instruments (net)	1,510	(6,948)	(155,739)	15,142	(9,221)
Loss on sale of investments (net)	–	–	(67,820)	–	–
Compensation-related expense	(1,985)	(2,330)	(2,204)	(2,050)	(566)
Other general and administrative expense	(1,321)	(1,219)	(1,202)	(1,105)	(1,123)
Miscellaneous other revenue (expense)	–	1	(142)	–	58
	(1,796)	(10,496)	(227,107)	11,987	(10,852)
Net income (loss)	$29,082	$22,704	$(204,653)	$32,672	$3,196
Net income (loss) per diluted common share	$0.25	$0.19	$(2.21)	$0.29	$(0.02)
Average diluted common shares outstanding	96,024	95,887	94,897	94,293	90,945

Core earnings	$19,868	$21,917	$19,811	$19,109	$14,798
Core earnings per diluted common share	0.16	0.18	0.16	0.15	0.11

Select Operating and Performance Statistics:
Common dividends declared per share	0.15	0.15	0.15	0.15	0.12
Book value per common share	6.80	6.79	6.07	8.62	8.60
Average portfolio outstanding (cost basis)	8,120,592	8,256,825	11,124,246	11,032,252	11,266,776
Average secured borrowings	7,448,168	7,647,613	10,337,773	10,195,180	10,481,080
Average long-term investment capital (“LTIC”)	1,018,407	987,792	1,124,307	1,172,897	1,146,916
Constant prepayment rate (“CPR”)	39.97%	32.89%	26.71%	29.39%	30.18%
Total financing spreads	1.47	1.52	0.66	0.57	0.31
Yields on residential mortgage investments	1.85	2.33	2.49	2.67	2.76
Secured borrowing rates (a)	0.67	1.09	1.72	1.97	2.31
Financing spreads on residential mortgage investments	1.18	1.25	0.77	0.70	0.45
Operating costs as a percentage of LTIC	1.29	1.45	1.22	1.07	0.58
Quarterly economic return (change in book value plus dividends)	2.36	14.33	(27.84)	1.98	(2.35)
Return on common equity capital (b)	8.94	10.76	7.77	6.89	4.95
Cost of preferred capital and unsecured borrowings included in LTIC	7.72	7.72	7.72	7.72	7.72
(a)

Secured borrowing rates exclude the effects of amortization of the net unrealized gains (losses) included in AOCI on de-designated derivative instruments and include net interest cash flows on non-designated derivative instruments to better compare the components of financing spreads on residential mortgage investments. See “Reconciliation of GAAP Measures to Non-GAAP Measures” for details on the impact of non-designated derivative instruments.

(b)	Calculated using core earnings less preferred dividends on an annualized basis over average common equity for the period.

CAPSTEAD MORTGAGE CORPORATION

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(in thousands, percentages annualized, unaudited)

The Company defines core earnings as GAAP net income (loss) excluding (a) unrealized (gain) loss on derivative instruments, (b) realized loss (gain) on termination of derivative instruments, (c) amortization of unrealized (gain) loss of derivative instruments held at the time of de-designation, and (d) realized loss (gain) on securities.   The following reconciles GAAP net income (loss) and net income (loss) per diluted common share to core earnings and core earnings per common share:

	2020						2019
	Q3		Q2		Q1		Q4		Q3
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss)	$29,082	$0.25	$22,704	$0.19	$(204,653)	$(2.21)	$32,672	$0.29	$3,196	$(0.02)
Unrealized (gain) loss on non-designated derivative instruments	(35,419)	(0.37)	(2,229)	(0.02)	56,182	0.59	(51,017)	(0.54)	(16,952)	(0.19)
Realized loss on termination of non-designated derivative instruments	26,187	0.28	1,320	0.01	100,565	1.06	39,312	0.42	31,673	0.35
Amortization of unrealized loss (gain) of derivative instruments held at the time of de-designation	18	0.00	122	0.00	(103)	(0.00)	(1,858)	(0.02)	(3,119)	(0.03)
Realized loss on sale of investments	–	–	–	–	67,820	0.72	–	–	–	–
Core earnings	$19,868	$0.16	$21,917	$0.18	$19,811	$0.16	$19,109	$0.15	$14,798	$0.11

The following reconciles total financing spreads to financing spreads on residential mortgage investments:

	2020			2019
	Q3	Q2	Q1	Q4	Q3
Total financing spreads	1.47%	1.52%	0.66%	0.57%	0.31%
Impact of yields on other interest-earning assets*	0.03	0.04	0.02	0.01	0.00
Impact of borrowing rates on other interest-paying liabilities*	0.10	0.09	0.05	0.05	0.05
Impact of amortization of unrealized gain, net of unrealized losses on de-designated derivative instruments	0.00	0.01	0.00	(0.07)	(0.12)
Impact of net cash flows received on non-designated derivative instruments	(0.42)	(0.41)	0.04	0.14	0.21
Financing spreads on residential mortgage investments	1.18	1.25	0.77	0.70	0.45
*

Other interest-earning assets consist of overnight investments and cash collateral receivable from secured borrowing and derivative counterparties. Other interest-paying liabilities consist of unsecured borrowings and, at times, may consist of cash collateral payable to derivative counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE AND SWAP MATURITY DISCLOSURES

(in thousands, unaudited)

	September 30, 2020					December 31, 2019
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$2,718,940	$100,740	$2,819,680	$2,833,066	$13,386	$33,573
Longer-to-reset ARMs	4,490,429	144,394	4,634,823	4,707,038	72,215	7,267
Ginnie Mae securities:
Current-reset ARMs	183,392	5,014	188,406	190,280	1,874	2,699
Longer-to-reset ARMs	517,160	14,607	531,767	542,749	10,982	1,728
	$7,909,921	$264,755	$8,174,676	$8,273,133	$98,457	$45,267
Derivative instruments: (b)
Interest rate swap agreements:
Secured borrowings-related			$4,000,000	$(24,177)	$(2,674)	$(2,712)
Unsecured borrowings-related			100,000	(46,529)	(46,529)	(29,156)
(a)

Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of AOCI. Residential mortgage securities classified as held-to-maturity with a cost basis of $889,000 and unsecuritized investments in residential mortgage loans with a cost basis of $487,000 are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)

Unrealized Gains (Losses) are amounts included in AOCI related to these positions as of the indicated dates.  The following reflects Capstead’s secured borrowings-related swap positions, sorted by quarter of swap contract expiration.  Average fixed rates reflect related fixed-rate payment requirements.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
Third quarter 2021	$1,900,000	1.15%
First quarter 2022	400,000	1.37
Second quarter 2022	400,000	0.02
Third quarter 2022	1,200,000	0.01
Third quarter 2023	100,000	0.03
	$4,000,000

In addition to the effects on fixed swap rates of the Fed’s 150 basis point reductions to the Fed Funds rate in March, thus far in 2020 the Company has entered into only OIS-based swaps. After consideration of secured borrowings-related derivative instruments, Capstead’s residential mortgage investments and secured borrowings had durations as of September 30, 2020 of approximately 14 months and 10 months, respectively, for a net duration gap of approximately four months. Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of September 30, 2020)

(in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$2,130,244	2.80%	2.09%	1.65%	2.81%	6.63%	5.7
Freddie Mac Agency Securities	689,436	3.00	2.15	1.77	2.26	5.80	7.0
Ginnie Mae Agency Securities	188,406	3.00	1.64	1.51	1.09	5.48	6.1
Residential mortgage loans	398	4.16	4.69	2.10	1.77	11.24	6.0
(37% of total)	3,008,484	2.86	2.07	1.67	2.58	6.37	6.0
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,676,541	2.94	2.04	1.60	4.14	5.02	53.3
Freddie Mac Agency Securities	1,958,282	2.75	2.10	1.66	4.29	5.02	60.8
Ginnie Mae Agency Securities	531,767	3.65	1.62	1.50	1.00	5.00	41.5
(63% of total)	5,166,590	2.94	2.02	1.61	3.87	5.02	54.9
	$8,175,074	2.91	2.04	1.63	3.40	5.52	37.0
Gross WAC (rate paid by borrowers)(d)		3.54

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At September 30, 2020, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.35.  This table excludes $979,000 in fixed-rate agency-guaranteed mortgage pass-through securities and residential mortgage loans as well as private residential mortgage pass-through securities held as collateral for structured financings.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indices and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indices that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At quarter-end, 73% of current-reset ARMs were subject to periodic caps averaging 1.90%; 18% were subject to initial caps averaging 3.05%; and 9% were subject to lifetime caps averaging 7.37%.

(c)

Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).  After consideration of any applicable initial fixed-rate periods, at September 30, 2020 approximately 91%, 5% and 3% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively, while approximately 1% reset every five years.  Approximately 82% of the Company’s current-reset ARM securities have reached an initial coupon reset date.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.